Exhibit 99.1

National City Corporation 1900 E. 9th St. Cleveland, OH 44114-3484
NEWS RELEASE
For Immediate Release

Investor Contacts:	Media Contact:
Jill Hennessey	Kristen Baird Adams
216-222-9253	216-222-8202
jill.hennessey@nationalcity.com	kristen.bairdadams@nationalcity.com
NATIONAL CITY REPORTS THIRD QUARTER 2008 RESULTS
•	Net Loss of $729 Million Driven by Continued Actions to Build Reserves; Loan Loss Provision Declines 25% from Second Quarter

•	Pre-Tax Pre-Provision Operating Earnings of $636 Million Up 17% Year-Over-Year

•	Tier 1 Capital Ratio of 11% Among Highest of All Major U.S. Banks and $6.6 Billion Above Regulatory “Well-Capitalized” Minimum

•	Retail Deposits Stable in Quarter and Grow Year-Over-Year, Reflecting Steady Household Growth and Expansion

•	Net Charge-offs Flat with Second Quarter Excluding Writedowns from Reclassification of Marine Loans to Held for Sale

•	$8.4 Billion of Exit Portfolio Loans, Representing 8% of Total Loans, Account for 40% of Total Charge-Offs; Remaining Exit Portfolio Shows Stable to Improving Trends

•	Performance Improvement Initiative Targets Total Annual Savings of $500-$600 Million by 2011; $240 Million to be Realized in 2009
     CLEVELAND—October 21, 2008— National City Corporation (NYSE: NCC) reported a net loss for the third quarter of 2008 of $729 million, driven primarily by continued actions to build loan loss reserves. This compares to a net loss of $1.8 billion in the second quarter of 2008, and a net loss of $19 million in the third quarter a year ago. On a year-to-date basis, the net loss was $2.7 billion in 2008 compared to net income of $647 million in 2007.
     Diluted net loss per common share was $5.86 for the third quarter of 2008 and $9.51 on a year-to-date basis, inclusive of a $4.4 billion one-time noncash preferred dividend recorded in September 2008 on convertible preferred stock issued as part of National City's $7 billion capital raise completed in April. The non cash dividend had no impact on total capital or net income. Excluding it, diluted net
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loss per common share would have been $.85 in the third quarter of 2008 and $3.60 on a year-to-date basis based on weighted average common shares outstanding of 877 million and 745 million, respectively. As of September 30, 2008, post conversion of preferred shares, the Corporation had approximately 2.0 billion common shares outstanding. Had those shares been outstanding from the beginning of the period, diluted net loss per common share would have been $.37 for the third quarter of 2008, exclusive of the noncash preferred dividend.
     The provision for loan losses was $1.2 billion, down $408 million, or 25%, from the preceding quarter. Net charge-offs were $844 million in the third quarter of 2008, up $104 million from the preceding period due to $134 million of writedowns from reclassifications of loans to held for sale.
     Pre-tax pre-provision operating earnings were $636 million in the third quarter of 2008, about equal to the preceding period, and up $93 million from the third quarter a year earlier. On a year-to-date basis, pre-tax pre-provision operating earnings were approximately $1.9 billion in both 2008 and 2007.
     As of September 30, 2008, the Corporation’s Tier 1 risk-based capital ratio was 10.98%, $6.6 billion in excess of the well-capitalized minimum. Total risk-based capital was 14.86% and tangible equity to assets was 8.93% at September 30, 2008.
     Summary financial highlights for the three and nine months ended September 30, 2008, compared to prior periods, are shown below:

	Third	Second	Third
	Quarter	Quarter	Quarter	YTD	YTD
($ in millions, except per share data)	2008	2008	2007	2008	2007

Consolidated net (loss)/income	$(729)	$(1,757)	$(19)	$(2,657)	$647

Pre-tax pre-provision operating earnings*	636	638	543	1,867	1,870

Tier 1 capital ratio	10.98%	11.06%	6.78%

Total risk-based capital	14.86	14.87	10.37

Tangible equity to tangible assets	8.93	8.94	5.29
*See reconciliation to consolidated net (loss)/income near the end of this release.
Chairman’s Comments
     Chairman, President and CEO Peter E. Raskind said, “Despite the extraordinary disruptions in the financial markets this quarter, National City continued to maintain a strong capital position and build our franchise for the future. The competitive strength and resilience of our core banking
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franchise is underscored by the year-over-year growth we achieved in retail deposits and net new households as well as the expansion of existing households. By aggressively executing on our direct and integrated strategy, we continued to gain market share, better leverage cross-selling opportunities and establish deeper, more robust customer relationships across our business. The performance improvement initiative we currently have underway will accelerate the implementation of this strategy, reduce costs and improve our ability to serve customers more efficiently and effectively.”
     “Not surprisingly, the larger macro-economic environment affected credit quality in our portfolios during the quarter. Reflecting this, we bolstered reserves by $318 million during the quarter, and by $2.0 billion year-to-date. Loan loss provisions declined by $408 million from the last quarter, and we continue to actively manage down our risk exposure and aggressively pursue loss mitigation strategies. Net charge-offs for the quarter were flat, excluding writedowns on loans reclassified to held for sale.”
Exit Portfolio
     The Corporation’s Exit Portfolio (formerly termed “Liquidating Portfolio”) was formed so that loans remaining from exited businesses and discontinued products could be managed separately from National City’s core retail banking, corporate banking and wealth management businesses. This $21 billion portfolio consists of broker-originated home equity loans, nonprime mortgages, non-agency mortgages, residential construction loans, and automobile, marine and recreational vehicle loans originated through dealers.
     These loans, which are in run-off mode, have been declining about $500 million per month, and are actively managed to mitigate losses by a dedicated team headed by recently appointed Executive Vice President James LeKachman, an experienced risk management executive. Significant resources and talent are devoted to this effort, which includes ongoing evaluation of potential strategic alternatives. Undrawn home equity lines have declined $2.9 billion since year end.
     “A limited number of segments within our Exit Portfolio generated the majority of net charge-offs for the quarter,” said Mr. Raskind. “Specifically, $8.4 billion of Exit Portfolio loans, representing 8% of the company’s total loans, accounted for 40% of total net charge-offs. The remainder of our Exit Portfolio showed stable or improving trends. Importantly, we have no exposure to Option ARM-type mortgages. We are actively managing down and mitigating losses from the Exit Portfolio and have the capital flexibility to consider a variety of alternatives for these loans.”
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Performance Improvement Initiative
     National City also has begun implementation of a previously announced performance improvement initiative to enhance earnings power and ability to grow in a scalable manner. The initiative is focused on reducing costs and driving changes in organizational structure and operations that will increase operating efficiency and accelerate the benefits of National City’s direct and integrated strategy. Based on analysis completed to date, the company expects this initiative to result in run-rate annual savings of $500-$600 million by 2011. The company estimates that $240 million of this reduction will be realized in 2009, and expects to take associated charges in the range of $80 to $100 million. While anticipated personnel impacts are still being assessed, at this point, the company expects a reduction of approximately 4,000 positions or 14% of its total workforce, over the next three years.
     The performance improvement initiative is based on a rigorous, comprehensive analysis of operations conducted over the past quarter with the help of a leading consulting firm.
     Two executives whose units comprise 60% of the bank’s costs are leading the initiative: Dan Frate, Vice Chairman and Head of Retail Banking, and Jon Gorney, Executive Vice President and Head of Corporate Operations and Information Systems. In addition, Jeff Tengel, who previously ran National City’s National Commercial business, is leading this effort on a day-to-day basis.
     Although the review is ongoing, based on the analysis to date, the key areas of focus for this initiative include:
•	Immediately executing on a series of tactical, high-impact expense reductions to drive greater efficiencies and reduce procurement and headcount-related costs, worth approximately $165-200 million in annual savings.
•	Systematically streamlining and consolidating operations to optimize middle and back office functions, better integrate sales effort across the Company’s footprint and improve the ability to serve customers more efficiently and cost-effectively, worth approximately $285-350 million in annual savings.
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•	Reshaping the Company to simplify its management structure and extend the impact of its direct and integrated strategy across the organization, worth approximately $50 million in annual savings.
     Raskind said: “This important initiative is the centerpiece of our ongoing efforts to transform National City, drive sustainable, profitable growth and deliver value to our customers and shareholders. Our goal is to create a much more focused, straightforward and streamlined organization with enhanced expense control and risk management as part of its core DNA. At the same time, we are committed to continued investment in our core franchise to expand and deepen our customer relationships.”
Additional Actions to Strengthen Management and Improve Performance
     In addition to its progress managing down its Exit Portfolio and implementing its performance improvement initiative, National City has taken the following steps to further strengthen its management team and improve performance, including:
•	Combining regional and national commercial operations under one corporate banking division, now operating under the leadership of recently appointed Executive Vice President, Rick Michel, with a more streamlined and integrated organizational structure.

•	Investing in new product management capabilities and analytics in corporate banking to enhance return on capital, while continuing to de-emphasize non-core portfolios and business segments.

•	Enhancing the financial planning and alternative investment capabilities in the Private Client Group, which completed the rollout of its Emerging Affluent client offering and expanded its Ultra Affluent offering.

•	Driving household growth in retail banking through strong “Bank at Work” penetration, and expanding household relationships through National City’s industry leading Points program.

•	Improving cross-selling efforts to generate a substantial increase in mortgages made to retail banking customers.
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Financial Review
     In April 2008, the Corporation issued contingently convertible preferred stock with a conversion price of $5.00 per common equivalent share, which was below the then-current market price of National City’s common stock. In September 2008, upon stockholder approval of the conversion of this stock, the Corporation recorded a noncash preferred dividend, in the form of a transfer from retained earnings to capital surplus, of $4.4 billion. This preferred stock dividend had no impact on cash, total stockholders’ equity, regulatory capital or net income. Net income available to common stockholders, which is the numerator in the computation of diluted earnings per common share, has been reduced by this noncash preferred dividend. Excluding this noncash preferred dividend, diluted loss per common share was $.85 in the third quarter of 2008 and $3.60 on a year-to-date basis.

	Third	Second	Third
	Quarter	Quarter	Quarter	YTD	YTD
($ in millions, except per share data)	2008	2008	2007	2008	2007

Tax-equivalent net interest income	$1,024	$1,021	$1,102	$3,114	$3,316

Provision for loan losses	1,184	1,592	368	4,169	635

Noninterest income	386	431	624	1,955	2,009

Noninterest expense	1,335	2,277	1,396	4,624	3,738

(Loss) income before income taxes	(1,109)	(2,417)	(38)	(3,724)	952

Income tax (benefit) provision and tax equivalent adjustment	(380)	(660)	(19)	(1,067)	305

Net (loss) income	(729)	(1,757)	(19)	(2,657)	647

Preferred dividends — cash	(16)	(14)	—	(30)	(2)

Preferred dividends — noncash	(4,400)	—	—	(4,400)	--

Net (loss) income available to common stockholders	$(5,145)	$(1,771)	$(19)	$(7,087)	$645

Diluted (loss) earnings per share	$(5.86)	$(2.45)	$(.03)	$(9.51)	$1.07

Noncash preferred dividend per share	(5.01)	—	—	(5.91)	--

Diluted (loss) earnings per share excluding noncash preferred dividend	(.85)	(2.45)	(.03)	(3.60)	1.07

Weighted average diluted common shares	877	723	588	745	604

Common shares outstanding at period end	2,036	760	633
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Net Interest Income
     Tax-equivalent net interest income was $1.0 billion for the third quarter of 2008, about equal to the immediately preceding quarter, and down about 7% compared to the third quarter a year ago. Net interest margin was 2.99% in the third quarter of 2008, up 2 basis points from the preceding period. Net interest margin was down 44 basis points compared to the third quarter a year ago due to higher levels of nonperforming assets and higher funding costs. Average earning assets for the third quarter of 2008 were $136.8 billion, down slightly compared to the preceding quarter, and up 7% compared to the third quarter a year ago. The year-over-year growth in earning assets reflects higher balances of federal funds sold and short-term liquid investments.
     Tax-equivalent net interest income was $3.1 billion for the first nine months of 2008, down 6% compared to the prior year. Net interest margin was 3.05% for the first nine months of 2008, down 52 basis points compared to the same period in 2007. The lower margin in 2008 was attributable to the same factors described above. Average earning assets were $136.4 billion on a year-to-date basis in 2008, up 10% from the same period a year ago. The year-to-date growth in earning assets was due to higher balances of federal funds sold and short-term investments, and a larger loan portfolio, partially offset by a smaller balance of loans held for sale.
Provision for Loan Losses
     The provision for loan losses was $1.2 billion in the third quarter of 2008, down from $1.6 billion in the preceding quarter, and up from $368 million in the third quarter of 2007. The following table shows the provision for loan losses separately for the Core and Exit Portfolios.

	Third	Second	Third
	Quarter	Quarter	Quarter	YTD	YTD
($ in millions)	2008	2008	2007	2008	2007

Core Portfolio	$506	$512	$217	$1,370	$350

Exit Portfolio	678	1,080	151	2,799	285

Total	$1,184	$1,592	$368	$4,169	$635
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     The provision for loan losses in the two most recent quarters included supplemental reserves for emerging credit trends. In the third quarter of 2008, a $31 million loan loss reserve was established for potentially higher losses on credit card loans. In the second quarter of 2008, a $478 million supplemental reserve was established for potentially higher losses on exited residential real estate and home equity loans resulting from declining housing markets. On a year-to-date basis, the provision for loan losses was $4.2 billion in 2008 compared to $635 million in 2007.
     Net charge-offs were $844 million in the third quarter of 2008, and included $134 million of writedowns on loans transferred to held for sale. Absent this transfer, net charge-offs were slightly lower than the second quarter of 2008 as losses on the Exit Portfolio have held steady. The following table shows net charge-offs separately for the Core and Exit Portfolios.

	Third	Second	Third
	Quarter	Quarter	Quarter	YTD	YTD
($ in millions)	2008	2008	2007	2008	2007

Core Portfolio:

Commercial loans and leases	$53	$39	$16	$116	$58

Commercial construction and real estate	106	61	13	193	24

Mortgage and other consumer*	131	109	57	355	142

Total Core	290	209	86	664	224

Exit Portfolio*	554	531	55	1,458	162

Total	$844	$740	$141	$2,122	$386
*Third quarter and YTD 2008 include writedowns on loans transferred to held for sale.
     Net charge-offs in the Core Portfolio were $290 million in the third quarter of 2008 versus $209 million in the second quarter with increased losses concentrated primarily in commercial construction. Net charge-offs for the Exit Portfolio were $554 million in the third quarter of 2008, inclusive of $126 million of writedowns on loans transferred to held for sale. On a year-to-date basis, net charge-offs were $2.1 billion in 2008, of which $1.5 billion related to Exit Portfolio.
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     Loans 90 days past due were $1.1 billion at September 30, 2008, down somewhat from June 30, 2008, primarily due to a lower level of delinquent residential real estate loans within the Exit Portfolio. Loans 90 days past due as of September 30, 2007 are not directly comparable as the Corporation accelerated the classification of certain past-due loans to nonperforming status in 2008. The following table reports delinquent loans for both the Core and Exit Portfolios:

	September 30,	June 30,	September 30,
($ in millions)	2008	2008	2007

Core Portfolio:

Commercial loans and leases	$25	$28	$42

Commercial construction and real estate	141	146	123

Residential real estate	301	308	393

Home equity and other consumer	115	111	81

Total Core	582	593	639

Exit Portfolio:

Residential real estate	$519	$543	$734

Home equity and other consumer	7	11	44

Total Exit	526	554	778

Loans held for sale	13	9	43

Total	$1,121	$1,156	$1,460
     Nonperforming assets were $3.5 billion at September 30, 2008, up $411 million from the preceding quarter, with the growth primarily in commercial, commercial construction loans and exited mortgage loans. Ongoing weakness in the housing markets continues to affect loans related to residential real estate development. Other real estate owned declined by 4% compared to June 30, 2008, due mainly to larger fair value writedowns on foreclosed properties. The following table shows nonperforming assets for both the Core and Exit Portfolios.
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	September 30,	June 30,	September 30,
($ in millions)	2008	2008	2007

Core Portfolio:

Commercial loans and leases	$296	$236	$152

Commercial construction and real estate	1,128	920	415

Residential real estate	303	261	191

Home equity	13	16	15

Total Core	1,740	1,433	773

Exit Portfolio:

Residential real estate	1,100	997	86

Home equity	184	160	2

Total Exit	1,284	1,157	88

Other real estate owned	505	528	324

Loans held for sale	8	8	26

Total	$3,537	$3,126	$1,211
     The allowance for loan losses increased to $3.8 billion as of September 30, 2008, up from $3.4 billion at June 30, 2008. The allowance for loan losses was 3.40% of portfolio loans and 124% of nonperforming loans as of September 30, 2008.

	September 30,	June 30,	September 30,
($ in millions)	2008	2008	2007

Core Portfolio	$1,715	$1,497	$1,063

Exit Portfolio	2,037	1,937	310

Total	$3,752	$3,434	$1,373

As a percentage of portfolio loans	3.40%	3.03%	1.23%
Noninterest Income
     Noninterest income was $386 million in the third quarter of 2008, down $45 million from the second quarter, and down $238 million from the third quarter a year ago. On a year-to-date basis, noninterest income was approximately $2.0 billion in both 2008 and 2007.
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	Third	Second	Third
	Quarter	Quarter	Quarter	YTD	YTD
($ in millions)	2008	2008	2007	2008	2007

Deposit service charges	$273	$260	$229	$763	$656

Loan sale and servicing (loss) revenue*	(56)	(141)	85	(92)	398

Security (losses) gains**	(77)	(11)	¯	427	26

All other	246	323	310	857	929

Total noninterest income	$386	$431	$624	$1,955	$2,009
*MSR hedging losses and mortgage recourse provision included within loan sale and servicing (loss)/revenue in all periods.
**Gain on redemption of Visa shares included within YTD 2008 security gains.
     Deposit service fees were $273 million in the third quarter of 2008, up 5% compared to the second quarter and up 19% compared to the third quarter a year ago. This growth reflects higher fee generating transaction volumes as well as a larger number of deposit accounts. On a year-to-date basis, deposit service fees were $763 million, up 16% from the same period last year, resulting from the same factors previously described, as well as an acquisition completed in the last half of 2007.
     Loan sales and servicing loss was $56 million in the third quarter of 2008, $85 million better than the preceding quarter, but $141 million worse than the third quarter a year ago. The net loss from loan sales and servicing arose from net mortgage servicing right (MSR) hedging losses. Net MSR hedging (losses)/gains were $(189) million in the third quarter of 2008, $(146) million in the second quarter of 2008, versus $64 million in the third quarter a year ago. Loan sale revenue improved compared to the preceding quarter due to a lower provision for estimated recourse losses on potential mortgage loan repurchases. On a year-to-date basis, the loan sale and servicing loss was also driven by net MSR hedging losses as well as lower mortgage production and sales volume. On a year-to-date basis, net MSR hedging (losses)/gains were $(394) million in 2008 and $25 million in 2007.
     Net security losses arose from other-than-temporary impairment of available for sale securities of $91 million in the third quarter of 2008 and $29 million in second quarter of 2008. On a year-to-date basis, net security gains of $532 million were realized on the partial redemption of Visa Class B shares, partially offset by other-than-temporary impairment losses of $136 million. No redemptions or impairments were recognized in 2007.
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Noninterest Expense
     Noninterest expense was $1.3 billion in the third quarter of 2008, down $942 million from the second quarter, and down $61 million from the third quarter a year ago. On a year-to-date basis, noninterest expense was $4.6 billion in 2008, up about $886 million from the prior year due to asset impairment charges.

	Third	Second	Third
	Quarter	Quarter	Quarter	YTD	YTD
($ in millions)	2008	2008	2007	2008	2007

Salaries, benefits and other personnel costs	$563	$619	$642	$1,841	$1,917

Impairment, fraud and other losses*	134	1,098	257	1,035	277

Foreclosure costs	122	61	17	232	40

All other	516	499	480	1,516	1,504

Total noninterest expense	$1,335	$2,277	$1,396	$4,624	$3,738
*Goodwill impairment and Visa indemnification included within impairment, fraud and other losses in all periods.
     Salaries, benefits and other personnel costs decreased 9% compared to the preceding quarter and 12% compared to the third quarter a year ago due to reductions in staffing, lower business volumes, and lower incentive compensation. On a year-to-date basis, personnel costs were down 4% compared to the prior year. Cost savings from reduced staffing levels in 2008 were partially offset by lower deferrals of loan origination costs resulting from the adoption of fair value for certain loans held for sale at the beginning of the year.
     Impairment, fraud and other losses for the third quarter of 2008 included a provision of $87 million for Visa indemnification obligations, as well as an impairment loss of $28 million for real estate under development associated with a prior acquisition. In the second quarter of 2008, impairment, fraud and other losses included a goodwill impairment charge of $1.1 billion. The third quarter of 2007 included a provision of $157 million for Visa indemnification obligations, $44 million of asset impairments, and a $25 million litigation settlement. On a year-to-date basis, the higher losses in 2008 reflect the previously described indemnification obligation and asset impairments, partially offset by a release of Visa indemnification liabilities established in prior periods.
     Foreclosure costs increased to $122 million in the third quarter, up $61 million from the immediately preceding quarter, and up $105 million versus the third quarter a year ago. Larger fair value writedowns were recognized in the third quarter of 2008 based on more aggressive property
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disposition strategies. Compared to the third quarter a year earlier, foreclosure costs have increased due to more loans in foreclosure and higher expected and realized losses associated with declining property values. The same factors accounted for the higher foreclosure costs on a year-to-date basis.
Balance Sheet
Loans
     Average portfolio loans were $111.7 billion in the third quarter of 2008, down $2.4 billion from the second quarter of 2008, and up $7.2 billion from the third quarter a year ago. Average loans held for sale were $2.1 billion in the third quarter of 2008, down almost $1 billion from the preceding quarter, and down $10.5 billion from the third quarter a year ago. The table shown below summarizes the average balances for both the Core and Exit Portfolios, as well as loans held for sale.

	Third Quarter	Second Quarter	Third Quarter
($ in millions)	2008	2008	2007

Core portfolio	$90,604	$91,302	$85,913

Exit portfolio	21,062	22,763	18,526

Total portfolio loans	111,666	114,065	104,439

Loans held for sale	2,131	3,075	12,643
     The average balance of the Core Portfolio was down slightly compared to the preceding quarter but up $4.7 billion compared to the third quarter a year ago primarily due to a September 2007 acquisition. The Exit Portfolio declined from the second quarter with ongoing paydowns and charge-offs. The Exit Portfolio balance increased compared to third quarter a year earlier as residential construction and non-agency mortgage loans were added to this portfolio in 2008. Loans held for sale declined compared to prior periods which reflects the curtailment of non-agency mortgage-related products and wholesale channels. Late in the third quarter of 2008, the Corporation’s $1.2 billion marine portfolio was transferred to held for sale. This reclassification did not have a significant impact on the average balances reported above.
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Deposits
     Average total deposits were $98.7 billion in the third quarter of 2008, down less than $1 billion compared to the preceding quarter, and up $5.2 billion compared to the third quarter a year ago. Average core deposits, excluding mortgage escrow and custodial balances, were $83.3 billion in the third quarter of 2008, down $1.0 billion compared to the second quarter of 2008, and up $5.7 billion compared to the third quarter a year ago. New customers and accounts were added during the quarter, which partially offset declines in deposit balances in excess of FDIC insurance limits. Compared to the third quarter a year earlier, deposits have grown with continued household growth and expansion as well as a September 2007 acquisition.
Capital
     Total stockholders’ equity was $17.2 billion at September 30, 2008 and tangible stockholders’ equity was $12.5 billion, up $4.9 billion compared to December 31, 2007. During the second quarter of 2008, the Corporation raised $7.0 billion of equity capital by issuing common stock, contingently convertible preferred shares and warrants. On September 15, 2008, stockholders approved the conversion of the contingently convertible preferred shares, and shortly thereafter, these shares were exchanged into approximately 1.3 billion common shares. This exchange had no effect on cash, total stockholders’ equity or regulatory capital. Capital ratios are shown in the table below.

	Third	Second	Third
	Quarter	Quarter	Quarter
	2008	2008	2007

Tier 1 capital	10.98%	11.06%	6.78%

Total risk-based capital	14.86	14.87	10.37

Tier 1 leverage	10.07	10.33	6.96

Period end equity to assets	11.85	11.70	8.98

Period end tangible equity to assets	8.93	8.94	5.29
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Pre-Tax Pre-Provision Operating Earnings
     Consolidated net (loss)/income, measured in accordance with GAAP, is the principal and most useful measure of earnings and provides comparability of earnings with other companies. However, management believes presenting pre-tax pre-provision operating earnings provides investors with additional information in order to better understand the company’s underlying operating trends. Pre-tax pre-provision operating earnings, as defined by management, represents net (loss) income excluding income tax (benefit) expense, the provision for loan losses, as well as other items as shown below. The following table reconciles consolidated net (loss)/income presented in accordance with U.S. generally accepted accounting principles (GAAP) to pre-tax pre-provision operating earnings.

	Third	Second	Third
	Quarter	Quarter	Quarter	YTD	YTD
($ in millions)	2008	2008	2007	2008	2007

Consolidated net (loss)/income	$(729)	$(1,757)	$(19)	$(2,657)	$647

Income tax (benefit) expense	(391)	(667)	(26)	(1,093)	283

Provision for loan losses	1,184	1,592	368	4,169	635

MSR hedging losses (gains)	189	146	(64)	394	(25)

Foreclosed asset losses	122	61	17	232	40

Securities losses/(gains)	77	11	—	(427)	(26)

Litigation and indemnification losses	148	214	223	161	273

Goodwill and other asset impairments	41	1,080	44	1,135	43

Derivative gains on equity-linked instruments	(5)	(42)	—	(47)	—

Pre-tax pre-provision operating earnings	$636	$638	$543	$1,867	$1,870
Conference Call
     Management of National City will host a conference call at 8:00 a.m. (ET) on Tuesday, October 21, 2008 to discuss the third quarter 2008 results. Presentation slides to accompany the conference call remarks may be found at http://phx.corporate-ir.net/phoenix.zhtml?c=64242&p=irol-presentations. Interested parties may access the conference call by dialing 1-800-230-1951. Participants are encouraged to call in 15 minutes prior to the call in order to register for the event. The
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conference call will also be accessible via the Company’s Web site, nationalcity.com/investorrelations. Questions for discussion at the conference call may be submitted any time prior to or during the call by sending an email to investor.relations@nationalcity.com.
     A replay of the conference call will be available from 10:00 a.m. (ET) on October 21, 2008, until midnight (ET) on October 28, 2008. The replay will be accessible by calling 1-800-475-6701 (domestic) or 320-365-3844 (international) using the pass code of 893755 or via the Company’s Web site.
     National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania, and Wisconsin and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at nationalcity.com.
Forward-Looking Statements
     This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions including the housing and residential mortgage markets; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcies, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form
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10-K for the year ended December 31, 2007, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at sec.gov or on the Corporation’s Web site at nationalcity.com/investorrelations. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.
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Unaudited
National City Corporation
CONSOLIDATED FINANCIAL HIGHLIGHTS
(In millions, except per share data)

								Nine Months Ended
	2008			2007				September 30,
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	2008	2007

EARNINGS

Tax-equivalent interest income	$1,853	$1,886	$2,132	$2,381	$2,360	$2,255	$2,218	$5,871	$6,833
Interest expense	829	865	1,063	1,272	1,258	1,159	1,100	2,757	3,517

Tax-equivalent net interest income	1,024	1,021	1,069	1,109	1,102	1,096	1,118	3,114	3,316
Provision for loan losses	1,184	1,592	1,393	691	368	145	122	4,169	635

Tax-equivalent (NIE) NII after provision for loan losses	(160)	(571)	(324)	418	734	951	996	(1,055)	2,681
Noninterest income	386	431	1,138	597	624	764	621	1,955	2,009
Noninterest expense	1,335	2,277	1,012	1,567	1,396	1,186	1,156	4,624	3,738

(Loss) income before taxes and tax-equivalent adjustment	(1,109)	(2,417)	(198)	(552)	(38)	529	461	(3,724)	952
Income tax (benefit) expense	(391)	(667)	(35)	(226)	(26)	175	134	(1,093)	283
Tax-equivalent adjustment	11	7	8	7	7	7	8	26	22

Net (loss) income	($729)	($1,757)	($171)	($333)	($19)	$347	$319	($2,657)	$647

Net (loss) income available to common stockholders(1)	($5,145)	($1,771)	($171)	($333)	($19)	$346	$318	($7,087)	$645

Effective tax rate	(34.9)%	(27.5)%	(17.0)%	(40.5)%	(58.4)%	33.6%	29.5%	(29.2)%	30.4%

COMMON SHARE

Net (loss) income:
Basic	($5.86)	($2.45)	($.27)	($.53)	($.03)	$.60	$.50	($9.51)	$1.08
Diluted	(5.86)	(2.45)	(.27)	(.53)	(.03)	.60	.50	(9.51)	1.07
Dividends paid	.01	.01	.21	.41	.41	.39	.39	.23	1.19
Book value	8.37	15.07	20.61	21.15	21.86	21.45	22.12
Tangible book value	6.09	8.94	11.53	12.03	12.38	13.02	14.05
Market value (close)	1.75	4.77	9.95	16.46	25.09	33.32	37.25
Average shares:
Basic	877.3	722.9	633.4	633.2	588.1	572.7	631.7	745.0	597.4
Diluted	877.3	722.9	633.4	633.2	588.1	580.4	640.5	745.0	604.3

PERFORMANCE RATIOS

Return on average common equity	—	—	—	—	—	11.35%	8.98%	—	6.60%
Return on average total equity	—	—	—	—	—	11.37	8.99	—	6.61
Return on average assets	—	—	—	—	—	1.00	.94	—	.62
Net interest margin	2.99%	2.97%	3.18%	3.30%	3.43%	3.59	3.69	3.05%	3.57
Efficiency ratio	94.71	156.79	45.84	91.86	80.89	63.76	66.50	91.21	70.20

LINE OF BUSINESS (LOB) RESULTS

Net Income:
Retail Banking	$132	$150	$97	$174	$172	$193	$170	$379	$535
Corporate Banking	(27)	(1,107)	92	151	150	178	226	(1,042)	554
Mortgage Banking	(174)	(193)	(76)	(346)	(125)	24	(26)	(443)	(127)
Asset Management	7	20	19	24	21	29	27	46	77
Exit Portfolios	(405)	(677)	(579)	(188)	(29)	62	13	(1,661)	46
Parent and Other	(262)	50	276	(148)	(208)	(139)	(91)	64	(438)

Total Consolidated National City Corporation	($729)	($1,757)	($171)	($333)	($19)	$347	$319	($2,657)	$647

LOB Contribution to Diluted Earnings Per Share:
Retail Banking	$.15	$.21	$.15	$.28	$.29	$.33	$.27	$.51	$.89
Corporate Banking	(.03)	(1.53)	.14	.23	.25	.31	.35	(1.40)	.91
Mortgage Banking	(.20)	(.27)	(.12)	(.55)	(.21)	.04	(.04)	(.59)	(.21)
Asset Management	.01	.03	.03	.04	.04	.05	.04	.06	.13
Exit Portfolios	(.46)	(.94)	(.91)	(.30)	(.05)	.11	.02	(2.23)	.08
Parent and Other	(5.33)	.05	.44	(.23)	(.35)	(.24)	(.14)	(5.86)	(.73)

Total Consolidated National City Corporation	($5.86)	($2.45)	($.27)	($.53)	($.03)	$.60	$.50	($9.51)	$1.07

(1) Includes a $4.4 billion non-cash preferred stock dividend arising from the Series G preferred stock conversion during the third quarter of 2008.

Unaudited
National City Corporation
CONSOLIDATED FINANCIAL HIGHLIGHTS (continued)
($ in millions)

								Nine Months Ended
	2008			2007				September 30,
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	2008	2007

CREDIT QUALITY STATISTICS

Net charge-offs	$844	$740	$538	$275	$141	$98	$147	$2,122	$386
Provision for loan losses	1,184	1,592	1,393	691	368	145	122	4,169	635
Loan loss allowance	3,752	3,434	2,582	1,762	1,373	1,136	1,104
Lending-related commitment allowance	71	75	67	65	54	61	63
Nonperforming assets	3,537	3,126	2,752	1,523	1,211	848	801
Annualized net charge-offs to average portfolio loans	2.67%	2.61%	1.88%	.96%	.54%	.39%	.61%	2.46%	.51%
Loan loss allowance to period-end portfolio loans	3.40	3.03	2.23	1.52	1.23	1.14	1.11
Loan loss allowance to nonperforming portfolio loans	124.07	132.59	114.25	161.55	159.42	202.16	206.08
Loan loss allowance (period-end) to annualized net charge-offs	111.78	115.45	119.22	161.24	245.43	291.06	184.68	132.38	266.24
Nonperforming assets to period-end portfolio loans and other nonperforming assets	3.19	2.74	2.37	1.31	1.08	.85	.80

CAPITAL AND LIQUIDITY RATIOS

Tier 1 capital(1)	10.98%	11.06%	6.67%	6.53%	6.78%	6.56%	7.08%
Total risk-based capital(1)	14.86	14.87	10.31	10.27	10.37	10.28	10.13
Leverage(1)	10.07	10.33	6.49	6.39	6.96	6.53	6.92
Period-end equity to assets	11.85	11.70	8.53	8.95	8.98	8.64	9.51
Period-end tangible equity to assets (2)	8.93	8.94	5.00	5.29	5.29	5.43	6.26
Average equity to assets	11.69	11.35	8.76	8.88	8.71	8.83	10.45	10.60%	9.31%
Average equity to portfolio loans	15.78	15.30	11.62	11.94	12.10	12.27	14.66	14.22	12.98
Average portfolio loans to deposits	113.11	114.58	118.23	115.45	111.70	110.74	111.78	115.29	111.41
Average portfolio loans to core deposits	126.85	127.65	131.57	130.20	128.17	127.87	128.66	128.68	128.23
Average portfolio loans to earning assets	81.61	82.80	85.75	84.60	81.43	81.48	80.79	83.37	81.24
Average securities to earning assets	7.00	6.16	6.38	6.58	6.11	5.84	6.34	6.52	6.09

AVERAGE BALANCES

Assets	$150,740	$153,852	$153,032	$152,566	$145,095	$138,587	$137,810	$152,535	$140,524
Portfolio loans	111,666	114,065	115,379	113,484	104,439	99,689	98,198	113,696	100,798
Loans held for sale or securitization	2,131	3,075	4,494	8,340	12,643	12,615	11,769	3,229	12,346
Securities (at cost)	9,582	8,491	8,588	8,826	7,835	7,143	7,704	8,889	7,561
Earning assets	136,833	137,755	134,552	134,142	128,249	122,344	121,543	136,382	124,070
Core deposits	88,027	89,357	87,691	87,164	81,484	77,964	76,322	88,358	78,609
Purchased deposits and funding	41,666	43,361	47,475	47,450	47,093	44,604	43,001	44,157	44,914
Total equity	17,618	17,455	13,411	13,554	12,636	12,231	14,398	16,167	13,082

PERIOD-END BALANCES

Assets	$145,035	$153,673	$155,038	$149,852	$154,166	$140,636	$138,559
Portfolio loans	110,462	113,420	115,859	116,022	111,991	99,683	99,566
Loans held for sale or securitization	3,246	2,385	4,536	4,290	11,987	14,421	10,693
Securities (at fair value)	8,826	9,404	8,449	8,731	8,977	7,024	7,208
Core deposits	85,637	91,096	89,135	87,536	86,450	79,043	77,884
Purchased deposits and funding	38,719	40,603	48,733	44,822	49,193	45,036	42,897
Total equity	17,182	17,981	13,223	13,408	13,843	12,147	13,170
(1) Third quarter 2008 regulatory capital ratios are based upon preliminary data.
(2) Excludes goodwill and other intangible assets.